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                                                                  Exhibit 99.(c)



     The following provisions of the Declaration of Trust and By-Laws of COMMAND Government Fund constitute all instruments defining the rights of holders of the securities proposed to be offered.


I.   Relevant Provisions of Declaration of Trust:

     Article VI                       Shares
     Article II                       The Board of Trustees
     Acrticle VI                      Shareholders' Voting Powers and
                                      Meetings
     Article IX                       Termination of Trust or Series
     Article IX                       Amendments
     Article IX                       Derivative Actions

II.  Relevant Provisions of By-Laws:

     Article I                        Shareholders
     Article IX                       Amendments